Alico Announces Third Quarter Earnings

80% Increase in 3rd Quarter Revenue

La Belle, FL., July 10, 2006 -- Alico, Inc. (NASDAQ: ALCO), a leading landholder and agribusiness company, announced net earnings for the third quarter of fiscal year 2006 of $2.5 million, or $0.34 per share, compared with net earnings of $2.6 million, or $0.36 per share, during the same period of the prior year. For the nine months ended May 31, 2006, net earnings were $6.4 million, or $0.86 per share, compared with $3.6 million, or $0.49 per share, for the nine months ended May 31, 2005.

Operating revenues during the third quarter totaled $34.7 million, compared with $19.3 million for the third quarter of the prior year. This increase was primarily due to increased revenues from citrus operations resulting from revenues earned by the Company’s newly acquired subsidiary, Bowen Brothers Fruit, LLC (“Bowen”). Operating revenues for the nine months ended May 31, 2006 were $62.8 million, compared with $46.3 million for the same period of the prior year.

Pretax income from operations was $2.9 million for the quarter, compared with $4.2 million for the same quarter of 2005. The decrease was primarily due to reduced cattle sales during the third quarter of fiscal year 2006 when compared with the third quarter of fiscal 2005.

Addressing the divisional results, Chairman and Chief Executive Officer John R. Alexander noted that:

•
The Citrus division recorded pretax profits of $4.4 million and $6.8 million for the quarter and nine months ended May 31, 2006, respectively, compared with $3.6 million and $5.3 million for the quarter and nine months ended May 31, 2005. Hurricanes, citrus canker finds and increased real estate development in the central and southern portions of Florida where the majority of citrus is produced have combined to reduce the supply of citrus for the past two years, resulting in price increases for citrus products across the industry.

•
Sugarcane and sod generated a pretax profit of $0.9 million for the three months ended May 31, 2006 compared with earnings of $0.1 million for the three months ended May 31, 2005. For the nine months ended May 31, 2006 and 2005, the sugarcane and sod division generated a pretax profit of $0.6 million and $0.5 million, respectively. Recent price increases in the price of raw sugar improved sugarcane profitability during the quarter ended May 31, 2006, and returned the division to its prior year profitability levels.

•
Pretax profits from the sale of cattle were $0.1 million and $0.7 million for the three and nine months ended May 31, 2006, respectively, compared with $1.1 million and $1.8 million for the three and nine months ended May 31, 2005. The number of cattle sold was less during the first nine months of fiscal year 2006 than for the same period in the prior fiscal year (4,133 for the first nine months of fiscal year 2006 compared with 9,995 for the first nine months of fiscal year 2005). During fiscal year 2005, in order to take advantage of record high prices for calves, the Company sold a portion of its calf crop that would have normally been delivered to western feedlots. Calves delivered to western feedlots require an additional nine months of preparation before they are ready for sale. Due to the sale of the calves in the prior fiscal year as described above, fewer animals were available for sale in the current fiscal year.

•
The Company also sells vegetable transplants through its subsidiary, Alico Plant World, LLC, as well as native plants from its ranch location, and produces and sells corn and beans. Pretax income from these operations totaled $0.1 million and $0.2 million for the three and nine months ended May 31, 2006, respectively. Income from plants, vegetables and trees was $0.3 million and $0.5 million for the three and nine month periods ended May 31, 2005, respectively.

“After last season’s devastating Hurricanes, Alico and its subsidiaries are rebounding through the efforts of a dedicated staff and an aggressive business plan that is designed to capitalize on opportunities as they arise in each of our corporate divisions,” stated CEO John Alexander. “We believe that continued quarterly growth is attainable through Alico’s fiscal strength, extensive real estate holdings, and diverse agribusiness.”

Addressing the Company’s previously disclosed ongoing tax audits, Mr. Alexander noted:, “In June of 2006, the Company received notices of proposed adjustment from the IRS in connection with their previously disclosed ongoing audits of the tax years 2000 through 2004. These notices propose theories upon which the IRS believes that adjustments to the Company’s reported taxable income for the years in question should be made. The principal proposed adjustment relates to the organization of the Company’s Agri Insurance subsidiary and proposes four alternative theories upon which the IRS believes that additional taxable income should have been reported in the years under audit. Under the alternative theories the IRS believes that the Company’s taxable income for the years under audit should be increased from a minimum of $11.8 million dollars to a maximum of $119.7 million dollars.” The Company does not accept the IRS position and intends to continue to vigorously oppose any attempt by the IRS to impose an assessment in connection with the Agri matter. The Company’s Form 10Q contains a more detailed discussion of this matter.

About Alico

Alico, Inc., a leading landholder and agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including the production, purchase, harvesting and marketing of citrus, cattle ranching, sugarcane and sod production, and various other agricultural ventures. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Some of the statements in this press release include statements about future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, which include references to expectations about future prospects are predictive in nature or depend upon or refer to future events or conditions which may not be achievable and, are subject to known, as well as, unknown risks and uncertainties that may cause actual results to differ materially from our expectations. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.